Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
QuadraMed Corporation
Brooke Kane, Marketing Manager
703-709-2310
press@QuadraMed.com

Investor Relations
703.742.5393
InvestorRelations@quadramed.com

QuadraMed Increases Development Capacity Expanding

Resources for Product Growth

Expanded technical resources to speed product delivery to market

RESTON, Va. – Feb. 5, 2008 – QuadraMed® Corporation (Amex: QD) today announced a strategic initiative to increase overall product development capacity and to further accelerate delivery of its “Care-based Revenue Cycle” product strategy to the healthcare market.

“In an effort to provide high quality, feature rich products to our clients in the least amount of time QuadraMed has re-allocated financial and personnel resources to expand our product development capacity. Having access to a large pool of skilled and cost-effective technical resources is a key challenge for any product development function. Therefore, we have partnered with one of the world’s largest technology organizations to assist us with Quality Assurance, Technical Publications and Software Programming. This initiative will supplement the efforts of our existing dedicated and talented product development team.” said Keith Hagen, president and CEO of QuadraMed.

To support this new directive, QuadraMed has partnered with Tata Consultancy Services (TCS). TCS is a leading global IT services and consulting firm with approximately 100,000 employees worldwide. With its global headquarters located in India, TCS was named to “Forbes Asia Fabulous 50 List” and was positioned by Gartner, Inc. in the leaders’ quadrant of the “Magic Quadrant for Business Intelligence Services, North America, 2007” report. Additionally, TCS was ranked #23 in BusinessWeek’s annual listing of the world’s leading IT companies. TCS has a track record of scalability, a strong focus on quality and experience delivering a wide range of services.

Added Mr. Hagen, “QuadraMed’s strategy is to drive revenue growth by delivering on the “Care-based Revenue Cycle” vision which we announced in 2006. This product strategy is focused on creating industry leading integrated Access Management, Care Management, Health Information Management and Patient Revenue Management solutions. We are looking to re-allocate resources to further accelerate our ability to bring this vision to market. These products are core to QuadraMed’s future growth and success and this is where our resources will continue to focus. Our partnership with TCS provides us with the scalability and flexibility needed to meet our customers’ growing needs and TCS’ resources will allow QuadraMed to focus on key product

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12110 Sunset Hills Road, Suite 600    Reston, VA 20190    T 703-709-2300    F 703-709-2490    www.quadramed.com

QD/Development capacity

strategies to deliver enhanced product features, functionality and regulatory compliance. Thus these steps are designed to ensure that we can meet future market demands while maintaining strong industry competitiveness. The goal of this initiative is to increase development capacity to maximize our competitive position. Our overall development team will increase by 11% with most of that increase focused on developing new products and new features.”

Related to this capacity expansion and resource re-allocation initiative, QuadraMed has eliminated sixty eight positions in various technical, administrative and other non-technical areas. A number of the affected staff had been assigned to product related projects now considered to be “non-core” to QuadraMed’s long term growth and success. Concurrent with this, new positions were created to meet the changing needs for various skill sets related to the company’s go-forward product plan. In addition, the company is currently working to fill twenty open positions in technical and related areas. QuadraMed has taken steps to provide benefits for departing employees through the end of the month and has offered severance payments along with a commitment to pay 2007 bonuses to those impacted in accordance with the 2007 Incentive Compensation Plan, when payments under the plan are made in March 2008. After all the actions detailed above have occurred, QuadraMed will employ 647 full time employees, which includes the twenty open positions. The company expects to report a one time severance cost in Q1 2008 of approximately $0.9 million.

The foundational components of the QuadraMed Care-Based Revenue Cycle include solutions for Access Management, Care Management, Health Information Management (HIM) and Revenue Cycle Management. These integrated end-to-end solutions comprise a product line designed to optimize the quality and safety of patient care. Moreover, the solutions help clients leverage quality care into financial health, resulting in fast, accurate reimbursement at the lowest administrative cost.

For more information about QuadraMed products and related services, visit www.quadramed.com or call 800.393.0278.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost-effectively. Behind the company’s products and services is a staff of approximately 650 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com/

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking

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12110 Sunset Hills Road, Suite 600    Reston, VA 20190    T 703-709-2300    F 703-709-2490    www.quadramed.com

QD/Development capacity

statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

12110 Sunset Hills Road, Suite 600    Reston, VA 20190    T 703-709-2300    F 703-709-2490    www.quadramed.com